SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2008

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In December 2007, Northern States Power Company (NSP-Minnesota), a Minnesota Corporation and wholly owned subsidiary of Xcel Energy, filed a request with the North Dakota Public Service Commission (NDPSC) to increase North Dakota retail electric rates by $20.5 million, or about 14 percent. The request was based on an 11.50 percent return on equity (ROE), an equity ratio of 51.77 percent, and a rate base of approximately $242 million.  Interim rates of $17.2 million became effective in February 2008.

NSP-Minnesota and the NDPSC staff reached a stipulation settlement in the rate case in which both parties recommended an ROE of 10.75 percent, with a sharing mechanism for earnings above 10.75 percent.  This stipulation settlement is subject to approval by the NDPSC.

On May 21, 2008, the NDPSC Staff filed direct testimony recommending an overall base rate decrease of $200,000.  The primary recommended disallowances include costs associated with plant investments resulting from Minnesota environmental mandates, refund to customers of non-legal asset retirement obligation funds, changes to plant lives used to establish depreciation rates and the impact of a stipulated 10.75 percent ROE.  The recommended impact to NSP-Minnesota is partially offset by $2.9 million as a result of moving wholesale margins and some Midwest Independent Transmission System Operator costs between fuel cost adjustment and base rates.  The remaining schedule is as follows:

•                  Rebuttal testimony June 13, 2008

•                  Evidentiary hearings June 23, 2008

•                  Order issued August 2008

New rates are expected to be effective Oct. 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

May 29, 2008